Exhibit 99.1



                               ULTRASTRIP SYSTEMS
                           AUDITED YEAR 2002 RESULTS

                               Statement of Loss


                                             2002                   2001
                                             ----                   ----
Revenue                               $   2,882,397.00      $   1,708,077.00
Cost of Sales                         $  (1,654,536.00)     $  (3,216,410.00)
Gross Profit                          $   1,227,861.00      $  (1,508,333.00)
Operating Expenses                    $  (2,560,461.00)     $  (2,353,130.00)
Depreciation & Amortization           $    (641,233.00)     $    (596,125.00)
Loss From Operations                  $  (1,973,823.00)     $  (4,457,588.00)
Other Expenses                        $    (343,808.00)     $     (46,002.00)
Net Loss                              $  (2,317,631.00)     $  (4,503,590.00)
Net Loss per Share                    $          (0.06)     $          (0.12)





                               ULTRASTRIP SYSTEMS
                           AUDITED YEAR 2002 RESULTS (cont.)

                      Balance Sheet and Cash Flows Summary


                                            2002                   31-Dec-01
                                            ----                   ---------
Assets                                $   2,179,615.00        $   3,849,462.00
Liabilities                           $   5,678,837.00        $   4,799,330.00
Stockholders Equity                   $  (3,499,222.00)       $    (949,868.00)
   Cash Flows
Cash Flows Operations                 $  (2,379,960.00)       $  (4,846,895.00)
Cash Flows Investing                  $      62,931.00        $    (698,300.00)
Cash Flows Financing                  $   1,828,119.00        $   5,788,825.00





                               ULTRASTRIP SYSTEMS
                          1ST 6 MONTHS OF 2003 RESULTS
                                   UNAUDITED

                               Statement of Loss


                                             2003                   2002
                                             ----                   ----
Revenue                               $     350,440.00      $     321,970.00
Cost of Sales                         $    (260,550.00)     $    (252,996.00)
Gross Profit                          $      89,890.00      $      68,974.00)
  Operating Expenses                  $  (1,559,918.00)     $  (1,011,506.00)**
Depreciation & Amortization           $    (330,417.00)     $    (364,886.00)
Loss From Operations                  $  (1,800,445.00)     $    (942,532.00)
Other Expenses                        $    (601,913.00)     $    (307,353.00)
Net Loss                              $  (2,402,358.00)     $  (1,249,885.00)**
Net Loss per Share                    $          (0.06)     $          (0.03)

** Includes $1,267,242 Non-Cash compensation expense adjustment benefit